Exhibit 4.1
VOICE SIGNAL TECHNOLOGIES, INC.
AMENDED AND RESTATED
1998 STOCK OPTION PLAN
     1. Definitions. As used in this Amended and Restated 1998 Stock Option Plan of Voice Signal Technologies, Inc., the following terms shall have the following meanings:
     1.1. Board means the Company’s Board of Directors.
     1.2. Code means the Federal Internal Revenue Code of 1986, as amended.
     1.3. Committee means a committee appointed by the Board or, if no such committee is appointed, the Board itself. Such committee or the Board, as the case may be, shall be responsible for the administration of the Plan, as provided in section 5 of the Plan.
     1.4. Company means Voice Signal Technologies, Inc., a Delaware corporation.
     1.5. Fair Market Value means (i) on any date prior to the Initial Public Offering Date, the value of a share of Stock on any such date as determined by the Committee or the Board, as the case may be, taking into consideration such factors as it deems appropriate, and (ii) on the Initial Public Offering Date or on any date thereafter, (A) the last sale price, on the preceding business day, of a share of Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last sale price, on the preceding business day, of the Common Stock reported in The National Stock Market’s National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices, on the preceding business day, for the Common Stock quoted by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange or reported in The NASDAQ Stock Market’s National Market.
     1.6. Grant Date means the date as of which an Option is granted, as determined under Section 7.
     1.7. Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
     1.8. Initial Public Offering Date means the date of the closing of the Company’s initial public offering of Common Stock.

     1.9. Non-statutory Option means any Option that is not an Incentive Option.
     1.10. Option means an option to purchase shares of Stock granted under the Plan.
     1.11. Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.
     1.12. Option Price means the price paid by an Optionee for a share of Stock upon exercise of an Option.
     1.13. Optionee means a person eligible to receive an Option, as provided in Section 6, to whom an Option shall have been granted under the Plan.
     1.14. Plan means this 1998 Stock Option Plan of the Company, as amended from time to time.
     1.15. Stock means common stock, par value $0.001 per share, of the Company.
     1.16. Stockholders Agreement means the Second Amended and Restated Stockholders Agreement, dated September 30, 2002, between the Company and each of the stockholders party thereto, as amended, modified and supplemented from time to time.
     1.17. Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the Grant Date of such Option.
     1.18. Vesting Year for any portion of any Incentive Option means the calendar year in which that portion of the Option first becomes exercisable.
     1.19 Voting Agreement means the Second Amended and Restated Voting Agreement, dated September 30, 2002, by and among the Company and the stockholders party thereto, as amended, modified and supplemented from time to time.
     2. Purpose. This Plan is intended to encourage ownership of Stock by employees, directors and consultants of the Company and its subsidiaries and to provide additional incentives for them to promote the success of the Company’s business. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code but not all Options granted hereunder are required to be Incentive Options.
     3. Term of the Plan. Options may be granted hereunder at any time in the period commencing on the approval of the Plan by the Board and ending October 23, 2008.
     4. Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, at no time shall the number of shares of Stock then outstanding which are attributable to the exercise of Options granted under the Plan, plus the number of shares then issuable upon exercise of outstanding Options granted under the Plan (the “Option Pool”), exceed 24,135,256 shares, provided that such aggregate number of shares, automatically and without further action, shall increase, effective as of each Subsequent Closing (as defined in that certain Series D Preferred Stock Purchase Agreement, dated September 30, 2002, between the Company and the investors listed therein, as amended by that certain First Amendment, dated as of September 29, 2003 (as amended and in effect from time to time the “Series D Purchase Agreement”), by an additional number of shares of Stock such that, after taking into account the issuance of the Additional Shares (as defined in the Series D Purchase Agreement) at such Subsequent Closing, the Option Pool equals twenty percent (20%) of the fully diluted capitalization of the Company as of such Subsequent Closing. Notwithstanding the foregoing, at no time shall the Option Pool exceed 24,727,315 shares. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.
     5. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making the following determinations with respect to each Option to be granted by the Company: (a) the employee, director or consultant to receive the Option; (b) whether the Option (if granted to an employee) will be an Incentive Option or Non-statutory Option; (c) the time of granting the Option; (d) the number of shares subject to the Option; (e) the Option Price; (f) the Option period; (g) the Option exercise date or dates; and (h) the effect of termination of employment, consulting or association with the Company on the subsequent exercisability of the Option. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, directors and consultants, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations on the matters referred to in this Section 5 shall be conclusive.
     6. Eligibility. An Option shall be granted only to an employee, director or consultant of one or more of the Company or any subsidiary thereof.

     7. Time of Granting Options. The granting of an Option shall take place at the time specified in the Option Agreement. Only if expressly so provided in the Option Agreement, shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.
     8. Option Price. The Option Price under each Incentive Option shall be not less than 100% of the Fair Market Value of Stock on the Grant Date, or not less than 110% of the Fair Market Value of Stock on the Grant Date if the Optionee is then a Ten Percent Owner. The Option Price under each Non-statutory Option shall not be so limited solely by reason of this Section 8.
     9. Option Period. No Incentive Option may be exercised later than the tenth anniversary of the Grant Date, but in any case not later than the fifth anniversary of the Grant Date, if the Optionee is a Ten Percent Owner on the Grant Date. The Option period under each Non-statutory Option shall not be so limited solely by reason of this Section 9. An Option may become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the exercisability of such Option in whole or in part at any time, provided the acceleration of the exercisability of any Incentive Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code.
     10. Limit on Incentive Option Characterization. No Incentive Option shall be considered an Incentive Option to the extent that pursuant to its terms it would permit the Optionee to purchase for the first time in any Vesting Year under that Incentive Option more than the number of shares of Stock calculated by dividing the current limit by the Option Price. The current limit for any Optionee for any Vesting Year shall be $100,000 minus the aggregate Fair Market Value at the applicable Grant Date of the number of shares of Stock available for purchase for the first time in the Vesting Year under each other Incentive Option granted to the Optionee under the Plan after December 31, 1986 and each other incentive stock option granted to the Optionee after December 31, 1986 under any other incentive stock option plan of the Company (and any parent and subsidiary corporations).
     11. Exercise of Option. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 21, specifying the number of shares with respect to which the Option is then being exercised. In the event that such notice of exercise is given prior to the Initial Public Offering Date, such notice shall be accompanied by (x) payment in the form of cash, or certified or bank check payable to the order of the Company, in an amount equal to the aggregate Option Price of the shares of Stock to be purchased, (y) if the exercising Optionee is not already a party to the Stockholders Agreement, an executed counterpart of the Instrument of Adherence attached to the Stockholders Agreement as Exhibit A thereto and (z) if the exercising Optionee is not already a party to the Voting Agreement, an executed counterpart of the Instrument of Adherence attached to the Voting Agreement as Exhibit A thereto. In the event that such notice of exercise is given on or after the Initial Public Offering Date, such notice of exercise shall be accompanied by (x) payment in the form of (A) cash, or certified or bank check payable to the order of the Company, in an amount equal to the aggregate Option Price of the shares of Stock to be purchased, or (B) shares of Common Stock having a Fair Market Value on the date the Option is exercised equal to the aggregate Option Price of the shares of Stock to be purchased (provided that the use of shares of Common Stock to exercise an option shall be subject to such restrictions as the Committee may reasonably require to avoid adverse accounting effects), (y) if the Stockholders Agreement is then still in effect and if the exercising Optionee is not already a party to the Stockholders Agreement, an executed counterpart of the Instrument of Adherence attached to the Stockholders Agreement as Exhibit A thereto and (z) if the Voting Agreement is then still in effect and if the exercising Optionee is not already a party to the Voting Agreement, an executed counterpart of the Instrument of Adherence attached to the voting Agreement as Exhibit A thereto. Receipt by the Company of such notice, payment and, if applicable, executed counterparts shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of shares then being purchased. Such shares shall be fully paid and nonassessable.
     12. Restrictions on Issue of Shares.
          (a) Notwithstanding any other provision of the Plan, if, at any time, in the reasonable opinion of the Company the issuance of shares of Stock covered by the exercise of any Option would constitute a violation of law (including, without limitation, a violation of federal or state securities law), the Company shall not be required to issue such shares of Stock unless and until the Company and/or the exercising holder of such Option shall have taken any and all steps reasonably necessary or required to ensure that such issuance would not cause or result in any such violation of law. Such reasonably necessary or required steps may include, without limitation, (i) seeking and obtaining any approvals from, or making filings with, such governmental agencies as may be required under any applicable law, rule, or regulation, (ii) registering under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Stock to be issued upon exercise of such Option or (iii) causing any such proposed issuance to qualify for or come within any exemption from the registration requirements of the Securities Act or any applicable state securities laws.
          (b) Each certificate representing shares issued upon the exercise of an Option will bear restrictive legends which may refer to this Plan and to applicable restrictions under the Stockholders Agreement and the Voting Agreement.
     13. Investment Representations; Subsequent Registration.
          (a) Unless the shares to be issued upon exercise of an Option granted under the Plan have been effectively registered under the Securities Act, the Company may, as a condition precedent to the exercise of such Option, require that the exercising holder of such Option make such written representations and warranties to the Company as the Company shall deem necessary or appropriate for purposes of confirming that the issuance of such shares shall be exempt from the registration requirements of the Securities Act or any applicable state securities laws and that the issuance of such shares is otherwise in compliance with all applicable laws, rules and regulations, including, without limitation, federal and state securities laws. The Company shall be under no obligation to issue any of such shares unless and until the exercising holder of such Option make such written representations and warranties to the Company, and the Company shall also be under no obligation to issue any of such shares if any of such written representations and warranties is not true, correct or complete when made.
          (b) Each share of Stock issued pursuant to the exercise of an Option granted pursuant to this Plan may bear a reference to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect such share and that the ability to resell such share will be subject to certain restrictions on transfer imposed under applicable federal and state securities laws.
          (c) If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any shares with respect to which an Option shall have been granted, or to qualify any such shares for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each Option holder, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.
     14. Withholding; Notice of Disposition of Stock Prior to Expiration of Specified Holding Period.
          (a) Whenever shares are to be issued in satisfaction of an Option granted hereunder, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares.
          (b) The Company may require as a condition to the issuance of shares covered by any Incentive Option that the party exercising such Option give a written representation to the Company which is satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she will report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the recipient remit to the Company an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of shares covered by an Incentive Option that the party exercising such option give a satisfactory written representation promising to make such a remittance.
     15. Termination of Association with the Company. If the Optionee’s employment or consulting relationship or other association with the Company is terminated, whether voluntarily or otherwise, the Option, to the extent the Option is exercisable on the date of termination, may be exercised by the Optionee, but only within 90 days after he or she ceases to be an employee or director of, or consultant to, the Company, unless terminated earlier by its terms. Notwithstanding the foregoing, in the event that the applicable Option Agreement with respect to an Option shall contain specific provisions governing the effect that any such termination shall have on the exercisability of such Option, such provisions in the Option Agreement shall, to the extent that they are inconsistent with the provisions of this Section 15, control and deem to supersede the provisions of this Section 15. For purposes of this Section 15, military or sick leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of 120 days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.
     16. Transferability of Options. Incentive Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee. Nonstatutory Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee; provided, however, that Nonstatutory Options may be transferred to a third party if and to the extent authorized and permitted by the Committee, whereupon any such third party may exercise such Nonstatutory Option, at any time and from time to time thereafter, subject to and upon the terms and conditions set forth in this Plan and the Option Agreement relating to such Nonstatutory Option. In granting its authorization and permission to any proposed transfer of a Nonstatutory Option to a third party, the Committee may impose conditions or requirements that must be satisfied by the transferor or the third party transferee prior to or in connection with such transfer, including, without limitation, any conditions or requirements that may be necessary or desirable, in the sole and absolute discretion of the Committee, to ensure that such proposed transfer complies with applicable securities laws or to prevent the Company, such transferor or such third party transferee from violating or otherwise not being in compliance with applicable securities laws as a result of such transfer. For purposes of this Section 16, the term Nonstatutory Option shall include an Option that was an Incentive Option at the time of grant, but that has been subsequently been disqualified or otherwise lost its status as an Incentive Option.
     17. Adjustment of Number and Kind of Option Shares. In the event of any stock dividend payable in Stock or any split-up or contraction in the number of shares of Stock after the date of an Option Agreement and prior to the exercise in full of the Option, the number of shares subject to such Option Agreement and the price to be paid for each share subject to the Option shall be proportionately adjusted. In the event of any reclassification, exchange, conversion or change of outstanding shares of Stock, or in case of any consolidation or merger of the Company with or into another company, or in case of any sale or conveyance to another company or entity of the property of the Company as a whole or substantially as a whole, shares of stock or other securities equivalent in kind and value to those shares an Optionee would have received if he or she had held the full number of shares of Stock subject to the Option immediately prior to such reclassification, exchange, conversion, change, consolidation, merger, sale or conveyance and had continued to hold those shares (together with all other shares, stock and securities thereafter issued in respect thereof) to the time of the exercise of the Option shall thereupon be subject to the Option. Upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time in the employ of, retained as a consultant to, or otherwise associated with, the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent exercisable on the date of such dissolution or liquidation. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. In the event of changes in the outstanding Stock by reason of any stock dividend, split-up, contraction, reclassification, or change of outstanding shares of Stock of the nature contemplated by this Section 17, the number of shares of Stock available for the purpose of the Plan as stated in Section 4 shall be correspondingly adjusted.
     18. Reservation of Stock. The Company shall at all times during the term of each Option reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.
     19. Limitation of Rights in Stock; No Special Employment or Other Rights. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock covered by an Option, except to the extent that such Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee or his agent. Any Stock issued pursuant to the exercise of any Option shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation, the By-laws of the Company, the Stockholders Agreement or the Voting Agreement. Nothing contained in the Plan or in any Option shall confer upon any Optionee any right with respect to the continuation of his or her employment or other association with, or retention as a consultant by, the Company (or any subsidiary), or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or other association or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.
     20. Termination and Amendment of the Plan. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option.

     21. Notices and Other Communications. All notices and other communications required or permitted under the Plan shall be effective if in writing and if delivered or sent by certified or registered mail, return receipt requested (a) if to the Optionee, at his or her residence address last filed with the Company, and (b) if to the Company, at 150 Presidential Way, Woburn, MA 01801, Attention: Daniel L. Roth and Thomas Lazay, with a copy to the Assistant Secretary of the Company, presently, Julio Vega, at Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110, or to such other persons or addresses as the Optionee or the Company may specify by a written notice to the other from time to time.